Exhibit 99.1

Rightscorp Signs Deal to Represent Bestselling Author Of The Primal Blueprint

Company Expands Into the Multi-Billion Dollar Trade Book Publishing Industry and Adds Mark Sisson to its List of Copyrights for Protection & Monetization Services

Santa Monica, Calif. - April 2, 2014 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), announced today that it has signed an agreement to represent and monitor the copyrighted works of Mark Sisson, including his best-selling health book The Primal Blueprint.

This marks the Company’s first foray into the trade book industry through monitoring and monetizing digital assets of authors and publishing companies against copyright infringement and illegal downloading. The industry is forecasted by PricewaterhouseCoopers (PwC) to be worth $16.1 billion in sales by 2017, with eBooks comprising approximately 38% of all book sales.

“This was a strategic move by Rightscorp to venture into the multi-billion dollar trade book market,” said Christopher Sabec, CEO of Rightscorp. “We are fortunate to now represent a best-selling author in the extremely popular health and fitness space. Mark has a large cult following for health and fitness education through his blog and books, especially his bestselling book The Primal Blueprint. Digital piracy has long been considered a problem for only music and movies, but is now spreading rapidly into book publishing. Piracy is a serious issue for publishers and we feel that the potential for growth in this area will be massive as more authors and publishers sign on.”

A Digital Entertainment Survey, conducted online by the law firm Wiggin, assessed 1,959 consumers and found that one in every three people who download eBooks on their digital readers do so illegally. Another source cites that eBook piracy has cost U.S. publishers over $2.8 billion in lost revenues.

Mark Sisson is a health and fitness advocate and former triathlete, Ironman competitor and distance runner. He is a fitness author and blogger and has written several books including The Primal Blueprint, a #1 bestselling health book on Amazon.com. Mark is the founder and owner of Primal Nutrition, Inc., a Company devoted to health education and designing state-of-the-art supplements that address the challenges of living in the modern world. For 15 years, Mark served as the volunteer elected anti-doping and drug-testing chairman of the International Triathlon Union and as its liaison to the International Olympic Committee. Mark’s athletic accomplishments include a top 5 finish in the 1980 U.S. National Marathon Championships and a qualifying spot for the 1980 U.S. Olympic Trials.

About Rightscorp, Inc.

Rightscorp (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 22% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

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For further investor and media information contact:

Andrew Haag

Managing Partner

IRTH Communications

rightscorp@irthcommunications.com

1-866-976-4784

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